Amendment 6 to the Automatic Self Administered YRT Reinsurance Agreement 194119US-07 effective June 1, 2007 between THRIVENT FINANCIAL FOR LUTHERANS of Appleton, Wisconsin (“the Company”) and SWISS RE LIFE & HEALTH AMERICA INC. of Jefferson City, Missouri (“the Reinsurer”).

Effective June 1, 2019, the parties agree to amend Exhibit C, General Terms, and replace it as attached, in order to update the Minimum Initial Facultative Reinsurance Limit.

All other provisions of the Reinsurance Agreement will continue unchanged.

Made in duplicate and hereby executed by both parties.

THRIVENT FINANCIAL FOR LUTHERANS

By:	/s/ Douglas Bearrood	By:	/s/ Dan Theobald

Title:	VP	Title:	DIRECTOR, ACTUARY

Date:	8/19/2019	Date:	8/19/2019

SWISS RE LIFE & HEALTH AMERICA INC.

By:	/s/ Michelle Grusenmeyer	By:	[Illegible]

Title:	VP	Title:	SVP

Date:	8/19/2019	Date:	8/19/2019

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Exhibit C

(Effective June 1, 2019)

General Terms

1.	Premium Tax: The Reinsurer will not reimburse the Company for premium taxes.

2.	Dividend Payments: The Reinsurer will not reimburse the Company for dividends paid to policyholders.

3.	Policy Loans: The Reinsurer will not participate in policy loans or other forms of indebtedness as respects the Reinsured Policies.

4.	Cash Surrender Values: The Reinsurer. will not reimburse the Company for cash surrender values paid to the policyholder.

5.	Reinsurance Limits:

Minimum Initial Reinsurance Limit:	$25,000

Minimum Final Reinsurance Limit:	$25,000

Minimum Initial Facultative Reinsurance Limit:

Effective June 1, 2007 - May 31, 2019:	$250,000 (face amount) to age 70 $100,001 (face amount) over age 70

Effective June 1, 2019:	$500,000 (face amount) all ages*

*	The Company will submit an underwriting summary with each facultative case submitted to the Reinsurer.

6.

Interest Calculation on Late Payments: Any amounts remaining unpaid for more than 30 days from the due date as specified in Exhibit F or otherwise required will accrue interest from the due date at a rate equal to the Three Month London Interbank Offering Rate (LIBOR) as published in the Wall Street Journal (or if not available, a comparable publication) on the due date or, if the due date is not a business day, on the next business day after the due date, plus 50 basis points per annum to be compounded and adjusted every three months after such due date.

7.

Rates Applicable to Increases: Non-contractual increases which are underwritten consistently with the Business Guidelines and have the same sales compensation paid as a new issue will be reinsured as a new issue. First year reinsurance premium rates and allowances will apply.

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